Exhibit 99.2

LogicMark(Q1 2023 Results) May 11, 2023

Corporate Speakers:

●	Chia-Lin Simmons; LogicMark, Inc.; President, Chief Executive Officer, Secretary & Director

●	Mark Archer; LogicMark, Inc. - Chief Financial Officer

Participants:

●	Louie Toma; Core IR; Managing Director

PRESENTATION

Operator^ Good day, and thank you for standing by. Welcome to LogicMark's First Quarter 2023 Financial Results and Corporate Update Conference Call. (Operator Instructions)

Please be advised that today's conference is being recorded.

I will now hand it over to Louie Toma from Core IR, the company's Investor Relations firm. Please go ahead.

Louie Toma^ Good afternoon, and thank you for participating in today's conference call. Joining me from LogicMark's leadership team are Chia-Lin Simmons, Chief Executive Officer; and Mark Archer, Chief Financial Officer.

During this call, management will be making forward-looking statements, including statements that address LogicMark's expectations for future performance or operational results and anticipated product launches. Forward-looking statements involve risks and other factors that may cause actual results to differ materially from those statements. For more information about these risks, please refer to the risk factors described in LogicMark's most recently filed annual report on Form 10-K and subsequent periodic reports filed with the SEC and LogicMark's press release that accompanies this call, particularly the cautionary statements in it.

The content of this call contains time-sensitive information that is accurate only as of today, May 11, 2023. Except as required by law, LogicMark disclaims any obligation to publicly update or revise any information to reflect events or circumstances that occur after this call.

It is now my pleasure to turn the call over to the company's CEO, Chia-Lin Simmons.

Chia-Lin Simmons^ Thank you, Louie. Welcome, everyone, and thanks for joining us. 2023 is off to a very productive start. We have one of our best quarters in terms of gross margin. We have successfully completed a capital raise and have made meaningful progress in the development of our new products. I'm very happy to also share that we opened a new sales channel that will significantly expand our direct-to-consumer business. I'm also excited that we established a new partnership with US Monitoring, one of the leading providers of monitoring services can begin offering that service on our LifeSentry product.

In January, we raised $5.2 million in gross proceeds from a register common stock offering, resulting in a cash position of $10 million at quarter end. Having available funds to invest in our product development and sales efforts is a critical part of our execution strategy. Our current cash position will enable us to complete our current products in development, and spend appropriate money to drive demand in the market.

In mid-April, we launched the LogicMark Amazon store, which currently has most of our devices as well as various accessories. Amazon, as you know, is one of the largest online retailers in the U.S. The addition of this channel significantly expands the direct-to-consumer channel, providing an enormous amount of -- enormous opportunity to sell our products, both existing annual. Since this launch, we have seen promising early results with a steady stream of sales. Like all stores, we're working on fine-tuning our offers, our product listing and how our product shows up on Amazon search, et cetera.

In addition to this new sales channel, I'm excited to announce that LogicMark is partnering with US Monitoring to launch a 24/7 monitor service. US Monitoring is a U.S.-based company that provides monitoring through a team of certified trained operators who are committed to providing the highest measure of quality and customer service. Through this partnership, LogicMark will be able to provide reliable monitoring to ensure ultimate protection and peace of mind.

LifeSentry is the first practice put on the monitoring service. This launch is the first time that LogicMark will be providing subscription services to customers, taking us from being a hardware company into being a technology company that provides not just hardware but also services to the consumer. Subscription services moving forward will provide a source of recurring revenue, and as we grow the segment of our business should provide us with an opportunity to grow our margins as well. We are looking forward to bringing more subscription services as well as new devices to consumers as we move forward.

We are excited about our recent launches and have other new products under development. Speed and bandwidth improvements are being incorporated into our new products as they are critical factors in responding to alerts, minimalizing risk of adverse results for those results. We are also focused on improving our technology to make device alerts more accurate through AI and now -- and other technologies we are building and filing patents on.

Our goal is to minimize false alarms, which caused issues with emergency services and unfortunately, motivates users to turn off false detection on their devices. We're also working towards a goal of providing more predictive technology and making our products more of a health communication device that is more than just reactive false. We believe our new devices will lead the PERS market in advanced AI and machine learning technology. We look forward to sharing the new launches with you very soon.

There are 3 factors are expected to drive accelerating growth in the care economy. First, the percentage of population that is entering elder years is increasing because of demographics. This will result in more people needing help as they age. Second, there's an increasing trend of older people preferring to age at home as an alternative to nursing homes and similar types of facilities. Third, prior to, during COVID and after COVID there has been a shortage of professional caretakers to help our loved ones. There is a real and increasing need for our type of solutions. Our devices will enable loved ones to age at home and to do so in a safe way and provide peace of mind to caretakers.

With our new direct-to-consumer sales channel, with the largest online retailer in the country, a new source of high-margin recurring revenue through our new monitoring service offerings, new innovative products coming to market and enough cash to execute on our strategy, we are confident and excited about our future. We're coming to market at an opportune time with solutions that are best in class at a time when they are desperately needed, the company is well positioned for success.

I'll now pause and ask Mark Archer to discuss our first quarter 2023 financial results, and then I'll return to provide some closing remarks.

Mark Archer^ Thank you, Chia-Lin. Here are the financial results for the first quarter ended March 31, 2023.

Revenue for the quarter was $2.8 million, down 23% from the year ago quarter. Last year, we had a significant amount of onetime sales of our 4G compatible PERS units, replacing older 3G units that were no longer supported by the national cellular carriers as they upgraded their cell towers to 5G.

Our revenues for the first quarter of last year were up 50%, much of which we attribute to these onetime replacements. So adjusting for these replacement sales, we believe our sales for this just-completed quarter were up double digits.

Gross profit in the first quarter was $1.9 million, down 15% from the year ago period. The decline in gross profit compared to the March quarter 2022 was a result of lower sales partially offset by higher margins. Gross margin in this first quarter was 66.3%, up almost 600 bps from 60.4% in the year ago quarter. The improvement in gross margin was a result of improvements in supply chain management, including a return to transpacific shipping versus airfreight from our Asian-based contract manufacturers.

Total operating expense in the first quarter of 2023 was $3.7 million, flat with last quarter and up slightly from the prior year period. The increase over the year-ago period was due primarily to higher personnel costs. Net loss attributable to common shareholders for the first quarter was $1.9 million versus a net loss of $1.4 million in the quarter ago period. But net loss per share improved to a loss of $1.92 in this year's first quarter versus a net loss of $2.89 per share in the prior year quarter. This improvement is a result of the higher number of shares outstanding due to the capital raise we completed on January 25 of this year. Cash balance at the end of March 2023 was $9.8 million versus $7.0 million at December 31, 2022. Chia-Lin?

Chia-Lin Simmons^ Thank you, Mark. 2023 is going to be an exciting year for LogicMark. We have been busy putting all the pieces in place to put us on a path to drive growth and execute on our strategy. We have new exciting products coming to market. We launched a new channel that has the potential to reach an enormous audience, and we have a strong marketing team to execute in growing sales. We've built a new and experienced sales team with backgrounds in VA and B2B health channels that is actively calling on customers.

We're at a critical period where the demographic shift will drive strong market demand for the foreseeable future, and we have the cash to execute on our strategy. We took pride in being able to offer innovative solutions that enable loved ones to age safely in their own home and ensure that they're being properly monitored and appropriately cared for.

We're not here to be another provider of solutions but a market-leading provider who leads by innovation. At this time, I will open the call to questions. Operator?

QUESTIONS AND ANSWERS

Operator^ (Operator Instructions)

I am showing no further questions. I will now turn the call over to Chia-Lin Simmons for her final remarks.

Chia-Lin Simmons^ I want to thank everyone for joining us today, and we look forward to having you join us on our next quarter earnings call. If you have any questions concerning this presentation, please reach out to our IR company. Thank you so much, and we'll see you next quarter.

Operator^ Thank you for your participation in today's conference. This concludes the program. You may now disconnect.

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